Exhibit 4.41

English Summary

of

Underwriting Agreement regarding the First Tranche of Short-Term

Commercial Paper of China Telecom Corporation Limited in 2008

Among

China Telecom Corporation Limited

and

Bank of Communications Co., Ltd.

and

China Development Bank

China Telecom Corporation Limited, as the issuer, Bank of Communications Co., Ltd., as the lead underwriter, and Bank of Communications Co., Ltd., as the joint lead underwriter, entered into an underwriting agreement regarding the first tranche of short-term commercial paper of China Telecom Corporation Limited in 2008 (the “Agreement”) on July 7, 2008.

The key terms and conditions of the Agreement are summarized as follows:

Short Term Commercial Paper:

China Telecom Corporation Limited, the issuer, intends to issue the first tranche of short-term commercial paper in 2008 (“Commercial Paper”) to the PRC inter-bank debenture market with a maximum outstanding repayment amount of up to RMB 10 billion. The term of the Commercial Paper will not exceed 365 days.

Underwriters and the Underwriting Method:

Bank of Communications Co., Ltd. is the lead underwriter and China Development Bank is the joint lead underwriter. The lead underwriter and the joint lead underwriter will set up the underwriting syndicate to underwrite the Commercial Paper and they jointly commit stand-by underwriting for the issuance of the Commercial Paper. The respective stand-by underwriting proportions for the lead underwriter and the joint lead underwriter are 50% each.

Scope and Object of Issuance:

The Commercial Paper shall be issued to the PRC inter-bank debenture market.

Method of Issuance:

The Commercial Paper shall be issued through a centralized book-building and allocation process by the lead underwriter.

Interest Rate:

Based on the final results of the centralized book-building and allocation process, the interest rate shall be jointly determined by the issuer, the lead underwriter and the joint lead underwriter in writing after consultation.

Use of Proceeds:

The proceeds will be used to enhance the issuer’s working capital and repay certain bank loans.

Repayment upon Maturity:

The issuer shall make the repayment pursuant to the documents for the issuance of the Commercial Paper (the “Issuance Documents”) upon maturity of the Commercial Paper.

Underwriting Commission:

The issuer shall pay the underwriting commission to the lead underwriter and the joint lead underwriter. The underwriting commission is equivalent to 0.4% of the aggregate par value of the Commercial Paper actually issued.

Conditions:

The conditions precedent to the performance of their underwriting obligations under the Agreement by Party B and Party C include the following: (1) all the Issuance Documents and other registration documents required by relevant authorities and market self-regulatory organizations have been submitted to such authorities and organizations and have been properly registered; (2) the issuer has obtained the approvals and other documents required for the issuance of the Commercial Paper pursuant to the relevant regulations and the Issuance Documents; (3) the lead underwriter and the joint lead underwriter have completed the due diligence investigation; (4) the issuer is not in breach of its representations and warranties under the Agreement; (5) the issuer is not in breach the Agreement or the Issuance Documents; (5) the issuer, the lead underwriter and the joint lead underwriter have signed the consultation letter pursuant to the Agreement after reaching consensus on the interest rate of the Commercial Paper based on the book-building results; etc.

Representations and Warranties:

The issuer represents and warrants to the lead underwriter and the joint lead underwriter that (1) it was duly incorporated; (2) it has the legal authority to execute and perform the Agreement; (3) its performance of the obligations under the Agreement does not violate any constitutional documents of the issuer, or any contracts or regulations binding on the issuer; (4) the issuance of the Commercial Paper complies with the relevant regulations; (5) the compilation of the latest financial statements complies with the laws and accounting principles and such financial statements are true, complete, correct and valid in all material aspects; (6) the documents and information provided to the lead underwriter, the joint lead underwriter and other members of the underwriting syndicate are true, complete, correct and valid; (7) the Issuance Documents have covered all substantial information regarding the issuer and the issue of the Commercial Paper; (8) there is no action, arbitration, legal or administrative proceeding, or government investigation which is pending or may potentially affect the issuer’s ability to execute or perform the Agreement or to make any repayment for the Commercial Paper under the Agreement.

The lead underwriter and the joint lead underwriter respectively make the following representations and warranties to the issuer: (1) it was duly incorporated; (2) it has the legal authority to execute and perform the Agreement; (3) its performance of the obligations under the Agreement does not violate any constitutional documents of that party, or any contracts or regulations binding on that party; (4) it has disclosed all information which may have material adverse effect on its ability to fully perform its obligations under the Agreement, and all the information provided to the issuer does not contain any material untrue or misleading representation; and (5) any dispute among the underwriters arising from their performance of the syndicate agreement shall not affect the obligations and liabilities of the lead underwriter and the joint lead underwriter under the Agreement; etc.

Rights and Obligations of the Issuer:

The issuer has the right to (1) obtain and use the proceeds pursuant to the Agreement; (2) consult with the lead underwriter and the joint lead underwriter to determine the scale, term, procedure, method and the range of interest rates for book-building relating to the issue of the Commercial Paper; (3) except otherwise provided for by laws and regulations, discretionarily determine to terminate, suspend, postpone or cancel the issue; (4) receive the services provided by the lead underwriter and the joint lead underwriter with respect to the issue and repayment of the Commercial Paper pursuant to this Agreement; etc.

The issuer has to obligation to (1) use the proceeds for the purposes set forth in the Issuance Documents; (2) timely and fully repay the matured amounts for the Commercial Paper; (3) timely and fully pay the underwriting commission; (4) commence the issuance within two months after the date of the Commercial Paper’s being registered with the National Association of Financial Market Institutional Investors and complete the issuance within the required period; (5) provide the Issuance Documents in the quantities and formats reasonably required by the lead underwriter and the joint lead underwriter; (6) perform the continuing information disclosure obligations pursuant to the laws and regulations; (7) cooperate with the lead underwriter and the joint lead underwriter regarding their due diligence investigation; (8) comply with the relevant requirements by the People’s Bank of China and the National Association of Financial Market Institutional Investors and accept their supervision and administration, and immediately inform the lead underwriter and the joint lead underwriter of any notice issued by the National Association of Financial Market Institutional Investors requiring amendment or supplement to the registration materials, or of the registration notification issued by the National Association of

Financial Market Institutional Investors; (9) immediately inform the lead underwriter and the joint lead underwriter of any information which will make the representations, warranties or undertakings under the Agreement untrue or incorrect after learning such information at any time before the completion of the issuance of the Commercial Paper, and make remedies or issue announcements as reasonably required by the lead underwriter and the joint lead underwriter; (10) promptly inform the lead underwriter and the joint lead underwriter with any information that may have a material adverse effect on the repayment of the Commercial Paper after learning such information at any time before the repayment to the Commercial Paper; etc.

Rights and Obligations of the Lead Underwriter and the Joint Lead Underwriter:

The lead underwriter and the joint lead underwriter respectively have the right to (1) receive the underwriting commission; (2) inspect relevant legal documents and financial materials; (3) inspect the issuance application materials and provide opinions; (4) urge the issuer to perform relevant obligations such as information disclosure and repayment of the Commercial Paper, (5) require the issuer to rectify its incompliant behavior, disclose the rectification situation in its due diligence report or examination opinion, and refuse to issue the recommendation letter if the issuer is uncooperative which makes the lead underwriter or the joint lead underwriter unable to make any judgment of the situation; and (6) determine the members of the underwriting syndicate jointly with the lead underwriter or the joint lead underwriter, as the case may be; etc.

The lead underwriter and the joint lead underwriter respectively have the obligation to (1) set up the underwriting syndicate in the case of being the lead underwriter, or assist the lead underwriter to organize the underwriting activities in the case of being the joint lead underwriter; (2) commit the stand-by underwriting for the issuance of the Commercial Paper; (3) not to over-allot the Commercial Paper and not to issue the Commercial Paper behind the schedule; (4) provide the proposal of the general issuance scheme and determine the specific issuance plans together with the issuer; (5) assist the issuer in formulating the repayment plans; (6) assist the issuer in understanding its obligations under the relevant laws and regulations and provide professional advice and consulting services to the issuer; (7) assist the issuer in preparing the Issuance Documents; (8) review the application documents prepared by the issuer, proceed with the due diligence investigation on the issuer, and issue the underwriter’s recommendation letter; (9) fulfill the registration and reporting obligations to the National Association of Financial Market Institutional Investors in the case of being the lead underwriter, or assist the lead underwriter in fulfilling such obligations in the case of being the joint lead underwriter; etc.

Settlement of Disputes:

Any dispute arising from or connecting to the Agreement shall be submitted to Beijing Arbitration Commission for arbitration.

Effectiveness of the Agreement:

The Agreement shall become effective upon the execution by the parties and the registration with the National Association of Financial Market Institutional Investors of the issuance of the Commercial Paper.